Exhibit 10.1

[Pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission.]

AMENDED AND RESTATED GENERAL CREDIT AND SECURITY AGREEMENT

             THIS AMENDED AND RESTATED GENERAL CREDIT AND SECURITY AGREEMENT, dated as of March 29, 2001, between Bremer Business Finance Corporation, a Minnesota corporation, having its mailing address and principal place of business at 445 Minnesota Street, St. Paul, MN 55101-2107 (herein called “Lender”), and MBC Holding Company, a Minnesota  corporation f/k/a Minnesota Brewing Company, having offices at 882 West Seventh Street, St. Paul, Minnesota 55102, (herein called “Borrower”).

RECITALS

             A.         Borrower and Lender are the parties to that certain General Credit and Security Agreement dated as of June 30, 2000 (the “Original Agreement”).

             B.          Borrower has requested that Lender make a Term Loan  to Borrower and  Lender has agreed to do so subject to the terms and conditions of this Agreement amending and restating the Original Agreement.

             NOW THEREFORE, Borrower and Lender agree to amend and restate the Original Agreement in its entirety to read as follows:

             1.          Agreement.  This Agreement states the terms and conditions under which Borrower may obtain certain loans from Lender.

             2.          Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

             “Account Debtor” shall mean any Person who is or who may become obligated to the Borrower under, with respect to, or on account of a  Receivable, General Intangible or other Collateral and shall include, without limitation, all “Account Debtors” as defined in the Commercial Code.

             “Adjusted Net Income” shall mean, for any period, the Borrower’s Net Income for such period but excluding therefrom: (a) non–operating gains and losses (including extra–ordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than Inventory and other non–recurring gains and losses) during such period; and (b) any income attributable to the Borrower’s   Investment in Gopher State Ethanol, LLC, a Delaware limited liability company “Gopher”)  and MG CO2 St. Paul, LLC, a Delaware limited liability company (MGSP”) which is not distributed in cash during such period.

“Advance(s)” shall have the meaning provided in Paragraph 4A(a).

             “Affiliate” shall include, with respect to any party, any Person which directly or indirectly controls, is controlled by, or is under common control with such party and, in addition, in the case of Borrower, each officer, director or shareholder of Borrower, and each joint venturer and partner of Borrower.

             “Agreement” shall mean this Agreement as originally executed and as it may be amended, modified, supplemented or restated from time to time.

             “Approved Project Budget” shall mean the budget approved by Lender setting forth the costs (the “Project Costs”) for the acquisition and installation of a bottling line and canning line upgrade (the “Project”) as amended from to time to time in accordance with Paragraph 17(n) hereof to  incorporate changes in Project Costs.

             “Borrower” shall have the meaning provided in the preamble hereto.

             “Borrowing Base” shall mean, at any date of determination, the sum of:  (a) 80% of Eligible Receivables; plus (b) the lesser of: (i) the sum of: (A) 60% of Eligible Inventory  comprised of raw materials and finished goods; plus (B) 50% of Eligible Inventory  comprised of keg Inventory; plus (C) 25% of Eligible Inventory comprised of packaging Inventory; or (ii)$1,500,000.00.  The determination of the Borrowing Base and each of its components, including without limitation, the advance percentage,  may be re-evaluated at each Collateral audit following the Closing Date in Lender’s reasonable business judgment.

             “Borrowing Base Certificate” shall have the meaning provided in Paragraph 17(a)(iv).

             “Business Day” shall mean any day on which commercial banks in St. Paul, Minnesota are open for the transaction of business of the kind contemplated by this Agreement.

             “Capital Base” shall mean, at any Measurement Date, the sum of: (a)  the Borrower’s Tangible Net Worth; plus (b) the outstanding principal amount of the Borrower’s Subordinated Debt.

             “Change of Control” shall mean the occurrence after the date of this Agreement of an event where: (a) Bruce Hendry shall cease to own, directly or indirectly,  at least 100% of the general partnership interests in Minnesota Brewing Limited Partnership (“MBLP”) and 69% of the limited partnership interests therein; (b) MBLP shall cease to  own, directly or directly, at least 52 % of all of the issued and outstanding equity securities of the Borrower or, if a greater percentage, the minimum number of shares necessary to elect a majority of the members of the Borrower’s board of directors; (c) Bruce Hendry shall cease, directly or indirectly, to elect a majority of the members of the Borrower’s board of directors; or (d) one or more of the Borrower’s Key Officers (as hereinafter defined) shall cease to hold the office ascribed to them herein, or shall cease to perform the duties that, as of the date of this Agreement, are associated with such office.  For purposes of this definition, the Key Officers shall be deemed to be John J. Lee – President and Michael Hime– Chief Financial Officer.

             “Chattel Paper” shall have the meaning ascribed to such term in the Commercial Code.

             “Closing Date” shall mean the day specified by Borrower on which all of the conditions precedent specified in Paragraphs 21 and 22 shall have been satisfied.

             “Collateral” shall have the meaning given such term in Paragraph 3.

             “Collateral Account” shall have the meaning given such term in Paragraph 7(a).

             “Commercial Code” shall mean the Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time, including, without limitation, on and after the effective date of Minn. Laws 2000, Chapter 399, substantially adopting  Revised Article 9 of the Uniform Commercial Code as approved by the National Conference of Commissioners on Uniform State Law Laws in July, 1998 (as so adopted being sometimes hereinafter referred to as “Revised Article 9”) by Revised Article 9.

             “Compliance Certificate” shall have the meaning provided in Paragraph 17(a)(iii).

             “Completion” shall mean  that the Project is completed and operating  in accordance with the Borrower’s requirements and the contracts and  subcontracts therefor, in compliance with  any applicable requirements and all applicable governmental requirements, that  all Project Costs have been paid and that Borrower has delivered to the Lender copies of all licenses and permits needed to operate the Project.

             “Completion Deadline” shall mean July 31, 2001.

             “Contingent Obligations” shall mean, with respect to any Person, all of such Person’s liabilities and obligations which are contingent upon and will not mature unless and until the occurrence of some event or circumstance and which are not included within the definition of Liabilities of such Person.

             “Current Assets” shall mean, at any date of determination, the aggregate amount of assets appearing on the Borrower’s balance sheet at such date which, in accordance with GAAP, should be properly classified as current assets, after deducting adequate reserves where proper but in no event including notes receivable or  any amounts due from employees or Affiliates.

             “Current Liabilities” shall mean , at any date of determination, the aggregate amount of Liabilities appearing on the Borrower’s balance sheet at such date which, in accordance with GAAP, should be properly classified as current Liabilities;  provided, however, that the Revolving Credit Loan shall be deemed to be a Current Liability for all purposes.

             “Current Ratio” shall mean, at any Measurement Date, the ratio of the Borrower’s Current Assets to Current Liabilities.

             “Default” shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

             “Default Rate” shall mean with respect to any: (a) Note, a rate per annum equal to two percent (2%) per annum in excess of the interest rate which would otherwise be in effect on such Note; or (b) other Obligation, a fluctuating rate per annum equal all times to the sum of the Reference Rate plus 2.00% per annum.

             “EBITDA” shall mean, for any period, the sum of:  (a) the after–tax Adjusted Net Income for such period; plus (b) the sum of the following amounts deducted in arriving at  the Net Income included in such Adjusted Net Income (but without duplication for any item):  (i) Interest Expense; (ii) depreciation, amortization and other non–cash expenses (to the extent not included in clause (i) or (iii)); and (iii) federal, state and local income taxes.

             “Eligible Receivables” shall mean a  Receivable owing to the Borrower  which meets the following requirements:

             (a)         it is genuine and in all respects what it purports to be;

             (b)        it arises from either (i) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or (ii) the sale or lease of goods by the Borrower and (A) such goods comply with such Account Debtor’s specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor except that, notwithstanding that Borrower is storing production of Mike’s Hard Lemonade for Mark Anthony Brands Inc., the Receivables owed to Borrower by such Account Debtor (the “MHL Receivable(s)”)shall be included in the Borrowing Base up to the amount of the standby letter of credit delivered to Borrower by such Account Debtor securing the payment of such Receivables   and subject to a perfected security interest in favor of the Lender and such Receivables  are otherwise Eligible Receivables, (B) the Borrower has possession of, or has delivered to Lender, at the Lender’s request, shipping and delivery receipts evidencing such shipment, delivery and acceptance, and (C) such goods have not been returned to the Borrower;

             (c)         it  is evidenced by an invoice rendered to the Account Debtor with respect thereto which (i) is dated not earlier than the date of shipment or performance and (ii) has payment terms reasonably acceptable to the Lender;

             (d)        (i) it must not be unpaid on the date that is 90 days or, in the case of any MHL Receivable, 45 days, from the original invoice date evidencing such Receivable; and   (ii) it must not be an  Receivable owed by any Account Debtor which has 10% or more of its Receivables beyond the time period specified in subsection (i) above;

             (e)         it is not subject to any assignment, claim or Security Interest other than (i) a  Security Interest in favor of Lender; and (ii) other Security Interests consented to by Lender in writing;

             (f)         it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to setoff, counterclaim, credit or allowance (except any credit (including without limitation, credits for returned kegs or pallets ) or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to Lender  identifying or including such Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Receivable or offered or attempted to return any of such goods;

             (g)        there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor’s financial condition or in its ability to pay any  Receivable  in full when due;

             (h)        it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower  to Lender of such  Receivable;

             (i)          the Account Debtor with respect thereto is not a Subsidiary or Affiliate, or a director, officer, employee or agent of the Borrower, a Subsidiary or Affiliate;

             (j)          the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America unless the sale of goods giving rise to such Receivable is on letter of credit, banker’s acceptance or other credit support terms satisfactory to Lender;

             (k)         it does not arise from a “sale on approval,” “sale or return” or “consignment,” nor is it subject to any other repurchase or return agreement;

             (l)          it is not a Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower, any Subsidiary or Affiliate (or by any agent or custodian of the Borrower, any Subsidiary or Affiliate) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

             (m)        it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower’s Receivables;

             (n)        the Account Debtor with respect thereto is not located in the States of Minnesota, Indiana, New Jersey or Alabama or any other state which prohibits a Person from availing itself of the benefits of that state’s courts unless such Person is qualified to do business or has filed a notice of business activities; provided, however, that such restriction shall not apply if: (i) the Borrower  is qualified to do business in such state; (ii) such owner has filed and has effective a notice of business activities report with the appropriate office or agency of such state for the then current year or is exempt from the filing of such report; or (iii) upon the Borrower’s written request and at the Borrower’s sole cost and expense (including, without limitation, the payment of Lender’s reasonable attorneys’ fees), Lender determines, that it can avail itself of the benefits of the relevant state’s courts to collect such Account Debtor’s Receivables, regardless of whether such owner can do so;

             (o)        it arises in the ordinary course of the Borrower’s  business;

             (p)        if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof (a “Federal Governmental Authority”), or any state, county or local governmental authority, or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940 as amended in the case of the a Federal Governmental Authority, or pursuant to applicable state law, if any, in all other instances, and such assignment has been accepted and acknowledged by the appropriate government officers;

             (q)        if Lender, in its reasonable business judgment, has established a credit limit for the Account Debtor with respect thereto, the aggregate dollar amount of Receivables due from such Account Debtor, including such Receivable, does not exceed such credit limit; and

             (r)         if it is evidenced by Chattel Paper or Instruments, (i) Lender shall have specifically agreed to include such  Receivable as an Eligible Receivable, (ii) only payments then due and payable under such Chattel Paper or Instrument shall be included as an Eligible Receivable  and (iii) the originals of such Chattel Paper or Instruments have been assigned and delivered to Lender in a manner satisfactory to Lender.

A Receivable which is at any time an Eligible Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Receivable.  Further, with respect to any  Receivable, if Lender at any time or times hereafter determines, in its reasonable business judgment, that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Receivable shall forthwith cease to be an Eligible Receivable. The amount of Eligible Receivables shall be the net United States dollar amount (as determined by Lender after deduction of such reserves and allowances as Lender in its reasonable business  judgment deems proper and necessary) computed no less frequently than monthly from the Borrowing Base Certificate delivered to Lender  pursuant to Paragraph 17(a)(iv).

             “Eligible Inventory” shall mean the Borrower’s Inventory  which meets the following requirements:

             (a)         it is owned by the Borrower  and is not subject to any prior assignment, claim or Security Interest other than (i) a  Security Interest in favor of Lender; and (ii) other  Security Interests consented to by Lender in writing;

             (b)        it is: (i) finished goods Inventory of the Borrower  held for sale under binding and enforceable purchase orders from a Person who is not a Subsidiary or Affiliate and complies with such purchase order’s specifications except that up to $100,000.00 of the Borrower’s inventory (prior to application of the Borrowing Base percentage) may consist of safety stock produced by the Borrower in the ordinary course of business;  (ii) raw materials  Inventory; (iii) keg Inventory; or (iv) packaging Inventory;

             (c)         it is located at one of the Borrower’s  facilities described on Schedule A attached hereto;

             (d)        Lender has determined, in its reasonable business judgment, that it is not unacceptable due to age, type, category, quality and/or quantity;

             (e)         it is not held by the Borrower on “consignment” and is not subject to any other repurchase or return agreement;

             (f)         it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; and

             (g)        it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower’s  Inventory.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. The value of Eligible Inventory shall be the U.S. dollar amount thereof computed at the lower of the cost, determined on a first in first out basis, or market value of such Inventory, as determined by Lender after deduction of such reserves and allowances as Lender in its reasonable business judgment  deems proper and necessary and shall be computed no less frequently than monthly from the Borrowing Base Certificate delivered to Lender pursuant to Paragraph 17(a)(iv).

             “Equipment” shall have the meaning provided in Paragraph 3(c).

             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.

             “ERISA Affiliate shall mean, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

             “ERISA Event” shall mean: (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations); (b) the withdrawal of Borrower or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA; or (e) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

             “Event of Default” shall have the meaning provided in Paragraph 20.

             “Fixed Charge Coverage Ratio” shall mean, at any Measurement Date, the ratio of: (a) the Borrower’s EBITDA for the Measurement Period ending on such Measurement Date; to  (b) the sum of the  following for the same Measurement Period: (i) Interest Expense; plus (ii) the principal payments (including the portion of any payment on any capitalized lease allocable to principal in accordance with GAAP) regularly scheduled to have been made by the Borrower during such period on its capitalized leases and other interest–bearing Indebtedness; plus (iii) the Capital Expenditures which were not financed during such period by the Borrower entering into a capitalized lease or incurring other long–term Indebtedness permitted by Paragraph 18(c)(iii); plus (iv) income taxes paid in cash.

             “GAAP” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the audited financial statements delivered to Lender pursuant to Paragraph 16(h).  Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

             “General Intangibles” shall have the meaning given such term in the Commercial Code.

             “Independent Public Accountants” shall mean McGladrey & Pullen or any other firm of independent public accountants which is acceptable to Lender.

             “Interest  Coverage Ratio” shall mean, at any date of determination, the ratio of:   (a) the Borrower’s EBITDA for the Measurement Period ending at such date; to (b) the  Interest Expense during such Measurement Period.

             “Interest Expense” shall mean, for any period, the aggregate interest expense (including capitalized interest) of the Borrower for such period including, without limitation, the interest portion of any Capitalized Lease; provided, however, that the foregoing shall be adjusted to reflect only the net effect of any interest rate swap, interest hedging transaction, or other similar arrangement entered into by the Borrower in order to reduce or eliminate variations in its interest expenses.

             “Inventory” shall have the meaning provided in Paragraph 3(b).

             “Leverage Ratio” shall mean, at any Measurement Date, the ratio of  the Borrower’s Liabilities to the Borrower’s Capital Base.

             “Liabilities” of any Person shall mean those items which, in accordance with GAAP, appear as liabilities on a balance sheet.

             “Loan(s)” shall mean the Revolving Credit Loan and the Term Loans.

             “Loan Document(s)” shall mean individually or collectively, as the case may be, this Agreement, the Notes, the Support Agreements, the Project Letter of Credit and any and all other documents executed, delivered or referred to herein or therein, as originally executed and as amended, modified or supplemented from time to time.

             “Material Adverse Occurrence” shall mean any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which Lender shall determine, in its sole discretion, could adversely affect the present or prospective financial condition or operations of Borrower or impair the ability of Borrower to perform its obligations under this Agreement or any other Loan Document.

             “Maturity Date” shall mean the earlier of: (a)  the date upon which the Obligations are declared to be due and payable (or automatically become due and payable) upon the occurrence of an Event of Default as provided in Paragraph 20; or (b) (i) June 30, 2001, with respect to the Revolving Credit Loan;  (ii) April 1, 2006 with respect to the Term Loan A; or (iii) April 1, 2006 with respect to the Term Loan B.

             “Measurement Date” shall mean the last day of each month of the Borrower’s fiscal year.

             “Measurement Period” shall mean, at any  Measurement Date, the Borrower’s two consecutive fiscal quarters ending on such Measurement Date.

             “Monthly Payment Date” shall mean the first day of each month.

             “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

             “Net Income” shall mean, for any period, the Borrower’s after-tax net income for such period determined in accordance with GAAP.

             “Note(s)” shall mean the Revolving Credit Note and the Term Notes.

             “Obligations” shall have the meaning provided in Paragraph 3.

             “Original Agreement” shall have the meaning provided in the recitals hereto.]

             “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor board, authority, agency, officer or official of the United States administering the principal functions assigned on the date hereof to the Pension Benefit Guaranty Corporation under ERISA.

             “Participant” shall mean each Person who purchases a participation interest from Lender in the obligations.

             “Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

             “Plan” shall mean each employee benefit plan or other class of benefits covered by Title IV of ERISA, in either case whether now in existence or hereafter instituted, of Borrower or any of its Subsidiaries.

             “Project Letter of Credit” shall mean a letter of credit in the initial amount of [Confidential Treatment Requested] securing the payment of the Term Loan A issued for the account of  Mark Anthony Brands Inc. in favor of Lender by a bank and in form and substance satisfactory to Lender, in its sole discretion, or any replacement letter of credit issued in favor of Lender by a bank and in form and substance satisfactory to Lender, in its sole discretion.

             “Receivables” shall have the meaning provided in Paragraph 3(a).

             “Reference Rate” shall mean the publicly announced base rate (or other publicly announced reference rate) charged by Bremer Financial Corporation; Borrower acknowledges that the Reference Rate may not be the lowest rate made available by Lender to its customers and that Lender may lend to its customers at rates that are at, above or below the Reference Rate.

             “Reportable Event” shall have the meaning given to that term in Title IV of ERISA.

             “Revolving Credit Commitment” shall mean $3,500,000.00 and, as the context may require, the agreement of the Lender to make Advances to the Borrower up to the Revolving Credit Commitment subject to the terms and conditions of this Agreement.

             “Revolving Credit Loan” shall mean, at any date of determination, the aggregate outstanding principal amount of all Advances.

             “Revolving Credit Note” shall mean promissory note in the form of Exhibit A attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence the Advances and each renewal, replacement or substitute note therefor.

             “Revolving Credit Termination Date” shall mean the Maturity Date of the Revolving Credit Loan.

             “Security Interest” shall mean any lien, pledge, mortgage, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower to grant any lien, security interest or pledge, mortgage or encumber any asset.

             “Subordinated Debt” shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations on terms satisfactory to Lender in its sole discretion.

             “Subordination Agreement” shall mean each Subordination Agreement relating to any Subordinated Debt, in each case as originally executed and as amended, modified, supplemented or restated from time to time.

             “Support Agreement” shall mean each Support Agreement executed by a Key Officer, in each case as originally executed and as amended, modified, supplemented or restated from time to time.

             “Tangible Net Worth” shall mean, at any date of determination, the difference between: (a) the total assets appearing on Borrower’s balance sheet at such date prepared in accordance with GAAP after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper; and (b) the total liabilities appearing on such balance sheet (the “Total Liabilities”); excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles; (ii) all deferred charges or unamortized debt discount and expense other than deferred income taxes; (iii) securities which are not readily marketable other than  Borrower’s equity Investment in Gopher and MGSP ; (iv) any write-up in the book value of any assets resulting from a re-evaluation thereof subsequent to the date of Borrower’s annual financial statement described in Paragraph16(h); (v) amounts due from officers or Affiliates; and (vi) any asset acquired subsequent to the date of this Agreement which the Lender, in its reasonable business judgment, determines to be an intangible asset.

             “Term Loan(s)”  shall mean Term Loan A and Term Loan B.

             “Term Loan A” shall mean the loan described in Paragraph 4B.

             “Term Loan A Commitment” shall mean the lesser of: (a) $4,400,000.00; or (b) the sum of: (i) an amount up to 70 % of the appraised orderly liquidation value of the Equipment described in Part II of  Schedule J  attached hereto to be acquired and installed in the Project as determined by an appraisal satisfactory in form and substance to the Lender, in its sole discretion; plus (iii) the amount available to be drawn on the Project Letter of Credit.

             “Term Loan A Commitment Termination Date” shall mean the earlier of: (a) July 31, 2001; or (b) the Maturity Date of the Term Loan A.

             “Term Note(s)” shall mean Term Note A and Term Note B.

             “Term Note A” shall mean the promissory note in the form of Exhibit B attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence Term Loan A and each renewal, replacement or substitute note therefor.

             “Term Loan B “ shall mean the loan described in Paragraph 4C.

             “Term Loan B Commitment” shall mean  the lesser of: (a) $600,000.00; or (b) an amount up to 70 % of the appraised orderly liquidation value of the Equipment described in Part I of  Schedule J  attached hereto previously acquired, as determined by an appraisal satisfactory in form and substance to the Lender, in its sole discretion.

             “Term Loan B Commitment Termination Date” shall mean the earlier of: (a) April 30, 2001; or (b) the Maturity Date of the Term Loan B.

             “Term Note B” shall mean the promissory note in the form of Exhibit C attached hereto and made a part hereof made by Borrower payable to the order of Lender to evidence Term Loan B and each renewal, replacement or substitute note therefor.

             3.          Security.  As security for all present and future sums loaned or advanced by Lender to Borrower and for all other obligations now or hereafter chargeable to Borrower’s loan account hereunder, and all other obligations and liabilities of any and every kind of Borrower to Lender, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred including, without limitation, the Loans (herein called “Obligations”), Borrower hereby grants to Lender a security interest in and to the following property (any quoted term used in this Paragraph which is a defined term under the Commercial Code is being used as defined in the Commercial Code except as otherwise defined herein):

             (a)         All Receivables of Borrower, whether  now owned or existing, or owned, acquired or arising hereafter, together with all customer lists, original books and records, ledger and account cards, computer tapes, discs, printouts and records, whether now in existence or hereafter created.  “Receivables” means all rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, including (without limitation) all present and future “Accounts”, “Chattel Paper” including, without limitation, all “Electronic Chattel Paper” and “Tangible Chattel Paper”, “Instruments,” and rights to payment which are “General Intangibles” including, without limitation, all “Payment Intangibles”, all security therefor including, without limitation, all “Supporting Obligations” and all of Borrower’s rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower’s rights to any goods represented by any of the foregoing including returned or repossessed goods;

             (b)        All “Inventory” of Borrower,  whether now owned or existing, or owned, acquired or arising hereafter and wherever located  including, without limitation,  all “Goods” leased to Borrower as a lessor, all “Goods” intended for sale or lease or to be furnished under contracts of service, all “Goods” furnished by Borrower under a contract for service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such “Goods”, and all accessories thereto and all documents of title therefor evidencing the same;

             (c)         All “Equipment” of Borrower,  whether now owned or existing, or owned, acquired or arising hereafter and wherever located including, without limitation, all of Borrower’s “Goods” other than “Inventory”, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, “Fixtures”, parts, tools and all other “Goods” (except “Inventory”) used or acquired for use by Borrower for any business or enterprise;

             (d)        All “General Intangibles” of Borrower not comprising a Receivable, whether now owned or existing, or owned, acquired or arising hereafter, including without limitation, all present and future domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, the right to use Borrower’s corporate name and the goodwill of Borrower’s business;

             (e)         All “Deposit Accounts” of Borrower, whether now owned or existing, or owned, acquired or arising hereafter;

             (f)         the  “Commercial Tort Claims” of Borrower described on Schedule I  attached hereto;

             (g)        All “Investment Property” of Borrower,   whether now owned or existing, or owned, acquired or arising hereafter excluding, however, “Investment Property” pledged to secure Borrower’s bond in favor of the Bureau of Alcohol, Tobacco and Firearms;

             (h)        All “Letter of Credit Rights” of Borrower,  whether now owned or existing, or owned, acquired or arising hereafter; and

             (i)          All products and “Proceeds” of any and all of the foregoing and all products and “Proceeds” of any other Collateral (as hereinafter defined) including the “Proceeds” of any insurance covering any of the Collateral.

All such Receivables, “Inventory”, “Equipment”, “General Intangibles”, “Deposit Account”, “Commercial Tort Claims”, “Investment Property”, “Letter of Credit Rights”, products and “Proceeds”, together with all other assets and properties of Borrower in or on which Lender is now or hereafter granted a security interest, mortgage, lien or encumbrance pursuant to this Agreement or otherwise, are hereinafter sometimes referred to as “Collateral”.

             4.          Terms of Lending

             4A.       Revolving Credit Loan; Advances

             (a)         At the request of Borrower, Lender agrees, subject to the terms and conditions of this Agreement, to make loans (each such loan being herein sometimes called individually an “Advance” and collectively the “Advances”) to Borrower from time to time on any Business Day during the period from the date hereof and ending on the Revolving Credit Termination Date; provided, however, that Lender shall not be required to make any Advance if, after giving effect to such Advance, the Revolving Credit Loan would exceed the lesser of the Revolving Credit Commitment or the Borrowing Base.  The amount of each such Advance shall be charged to Borrower’s loan account.

             (b)        In order to obtain an Advance, Borrower shall give written or telephonic notice to Lender, by not later than 11:00 a.m. (Minneapolis time) on the date the requested Advance is to be made. Lender, shall make such Advance by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) of Borrower at Lender, as specified in such notice.  At the request of Lender,  Borrower shall confirm in writing any telephonic notice.

             (c)         The obligation of Lender to make Advances shall terminate on the Revolving Credit Termination Date.

             (d)        If at any time the Revolving Credit Loan exceeds the lesser of the Revolving Credit Commitment or the Borrowing Base, then Borrower agrees to make, on demand, a principal repayment on the Revolving Credit Loan in an amount equal to such excess together with accrued interest on the amount repaid to the date of repayment.  Borrower agrees that, on the Maturity Date of the Revolving Credit Loan, it will repay the entire outstanding principal balance of the Revolving Credit Loan together with accrued interest thereon and all accrued fees without presentment or demand for payment, notice of dishonor, protest or notice of protest, all of which are hereby waived.

             (e)         The Advances shall be evidenced by the Revolving Credit Note made by Borrower payable to the order of Lender; subject, however, to the provisions of such Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Revolving Credit Loan made by Lender.  Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time of each Advance made by Lender, an appropriate notation on the records of Lender, reflecting the principal amount of such Advance, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Revolving Credit Note, an appropriate notation on its records reflecting such payment.  The aggregate amount of all Advances set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Credit Note.

4B.        Term Loan A.

             (a)         At the request of Borrower made prior to the Term Loan A Commitment Termination Date, Lender agrees, subject to the terms and conditions of this Agreement, to make a term loan (the “Term Loan A”) to Borrower in an amount up to the Term Loan A Commitment.  Term Loan A proceeds  shall be disbursed by the Lender solely for the purpose of paying, or reimbursing  Borrower for the payment of, Project Costs.

             (b)        In order to obtain Term Loan A proceeds, Borrower shall give written or telephonic notice to Lender, by not later than close of Lender’s business at least one (1) Business Day prior to the date on which Borrower desires that  Term Loan A proceeds be disbursed to Borrower.  Each request for a disbursement of Term Loan A proceeds shall be in  the form of Exhibit B-1 attached hereto.  On the requested date but subject to the terms and conditions of this Agreement, Lender shall make Term Loan A proceeds available to Borrower  by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) of Borrower at Bremer Bank, National Association.

             (c)         The obligation of Lender to make further disbursements of Term Loan A proceeds  shall terminate on the Term Loan A Commitment Termination Date.

             (d)        The Term Loan A shall be evidenced by, and payable in accordance with, the Term Note A made by Borrower payable to the order of Lender; subject, however, to the provisions of such Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Term Loan A made by Lender.  Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time on which the Term Loan A proceeds are advanced to the Borrower, an appropriate notation on the records of Lender, reflecting the principal amount of the Term Loan A, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Term Note A , an appropriate notation on its records reflecting such payment.  The outstanding principal  amount of  Term Loan A  set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Term Note A.

             (e)         Lender shall not be obligated to advance any Term Loan A proceeds unless and until  Borrower has provided  Lender with evidence that Borrower has paid sufficient Project Costs so that all remaining unpaid Project Costs do not exceed the un-advanced balance of the Term Loan A Commitment.  If the Lender or  Borrower determines that the un-advanced balance of the Term Loan A Commitment is insufficient to cover any Project Cost, it shall notify the other party of such determination, and  Borrower shall, within five (5) Business Days after such notice, deposit with the Lender funds equal to the amount of the deficiency and/or directly pay such deficiency and deliver evidence of such payment to Lender.  Borrower hereby assigns and pledges to the Lender all funds so deposited as additional security for the Obligations.  Borrower may not reallocate items of Project Costs without the consent of the Lender.

4C.        Term Loan B.

             (a)         At the request of Borrower made prior to the Term Loan B Commitment Termination Date, Lender agrees, subject to the terms and conditions of this Agreement, to make a term loan (the “Term Loan B”) to Borrower in an amount up to the Term Loan B Commitment.

             (b)        In order to obtain Term Loan B proceeds, Borrower shall give written or telephonic notice to Lender, by not later than close of Lender’s business at least one (1) Business Day prior to the date on which Borrower desires that  Term Loan B proceeds be disbursed to Borrower.  On the requested date but subject to the terms and conditions of this Agreement, Lender shall make Term Loan B proceeds available to Borrower  by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) of Borrower at Bremer Bank, National Association.

             (c)         The obligation of Lender to make the Term Loan B shall terminate on the Term Loan B Commitment Termination Date.

             (d)        The Term Loan B shall be evidenced by, and payable in accordance with, the Term Note B made by Borrower payable to the order of Lender; subject, however, to the provisions of such Note to the effect that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of the Term Loan B made by Lender.  Borrower hereby irrevocably authorizes Lender to make or cause to be made, at or about the time on which the Term Loan B proceeds are advanced to the Borrower, an appropriate notation on the records of Lender, reflecting the principal amount of the Term Loan B, and Lender shall make or cause to be made, on or about the time of receipt of payment of any principal of the Term Note B , an appropriate notation on its records reflecting such payment.  The outstanding principal  amount of  Term Loan B  set forth on the records of Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Term Note B.

             5.          Interest.  Borrower agrees to pay interest on the outstanding principal amount of each Loan at the rates and at the times specified in the Note evidencing such Loan.  Each change in the interest rates due to a change in the Reference Rate shall take effect simultaneously with the corresponding change in the Reference Rate.   Interest may be charged to Borrower’s loan account as an Advance at Lender’s option, whether or not Borrower then has a right to obtain an Advance pursuant to the terms of this Agreement.

             5B.        Late Fee. If any amount due hereunder or under any Note or other Obligations (whether principal, interest, fees, costs, expenses or otherwise) is paid more than fifteen  (15) days after the stated due date for such payment, the Borrower shall   pay to the Lender, on demand, a late payment fee equal to four percent (4.00%) of the past due amount.

             6.          Set-Off; etc.  Upon the occurrence of a Default or an Event of Default, Lender and each of its Affiliates are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or any Participant to or for the credit or the account of Borrower, any amounts held in any account maintained at Lender, such Affiliate  or any Participant, against any and all amounts which may be owed to Lender or any Participant by Borrower whether in connection with this Agreement or otherwise and irrespective of whether Borrower shall have made any requests under this Agreement. The Borrower hereby grants to the Lender, each of its Affiliates and each Participant a Security Interest in all such deposits, accounts or monies.

             7.          Reports and Collection.

             (a)         Immediately upon the occurrence and during the continuance of a Default or an  Event of Default, unless otherwise consented to by the Lender in writing, the Borrower will, forthwith upon receipt by the Borrower of any and all checks, drafts, cash and other remittances in payment or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral, deposit the same in a special bank account in Lender’s name designated for receipt of Borrower’s funds (the “Collateral Account”) maintained at Bremer Bank, National Association over which the Lender alone has power of withdrawal, and will designate with each such deposit the particular  Receivable or other item of Collateral upon which the remittance was made.  The Borrower acknowledges that the maintenance of the Collateral Account is solely for the convenience of the Lender in facilitating its own operations and the Borrower does not and shall not have any right, title or interest in the Collateral Account or in the amounts at any time appearing to the credit thereof.  Said proceeds shall be deposited in precisely the form received except for the Borrower’s endorsement where necessary to permit collection of items, which endorsement the Borrower agrees to make.  Borrower shall be liable as endorsee on all items deposited in the Collateral Account, whether or not in fact endorsed by Borrower.  Pending such deposit, the Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Lender until deposit thereof is made in the Collateral Account.  Upon the full and final liquidation of all Obligations and termination of the Revolving Credit Commitment, the Lender will pay over to the Borrower any excess amounts received by the Lender as payment or proceeds of Collateral, whether received by the Lender as a deposit in the Collateral Account or received by the Lender as a direct payment on any of the sums due hereunder.

             (b)        The Borrower will irrevocably direct all present and future Account Debtors and other Persons obligated to make payments on Receivables or other Collateral to make such payments to a special lockbox (the “Lockbox”) under the control of Lender or an Affiliate.  All of Borrower’s invoices, account statements and other written or oral communication directing, instructing, requesting or demanding payment of any  Receivable or other amount constituting Collateral shall direct that all payments be made to the Lockbox and shall include the Lockbox address.  All payments received in the Lockbox prior to the occurrence and during the continuance of a Default or  an Event of Default shall be processed to the Borrower’s primary operating account at Bremer Bank, National Association so long as such bank has entered into a blocked account or control agreement with the Lender in form and substance satisfactory to the Lender. All payments received in the Lockbox following the occurrence and during the continuance of a Default or an Event of Default shall be processed to the Collateral Account. Borrower agrees to execute and deliver all documentation required by Lender related to the establishment and maintenance of the Lockbox.

             (c)         The Borrower authorizes the Lender to, and the Lender will, subject to the provisions of this Paragraph 7(c), apply the whole or any part of any amounts received by the Lender or any Affiliate (whether deposited in the Collateral Account or otherwise received by the Lender or any Affiliate) following the occurrence and during the continuance of an Event of Default from the collection of items of payment and proceeds of any Collateral  against the principal and/or interest of any Advances made hereunder and/or any other Obligations, whether or not then due, in such order of application as the Lender may determine, unless such payments or proceeds are, in the Lender’s sole and absolute discretion, released to the Borrower.  No checks, drafts or other instruments received by the Lender, or any Affiliate, shall constitute final payment to the Lender unless and until such item of payment has actually been collected.  Following the occurrence and during the continuance of an Event of Default, Lender, upon receipt of finally collected funds for any  item or amount which is delivered to the Lender  by or on behalf of the Borrower or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral (including any items or amounts which may have been deposited to the Collateral Account), may from time to time, in the Lender’s sole and absolute discretion,  release such collected amount  to the Borrower or  apply such amount  towards such of the Obligations, whether or not then due, in such order of application as the Lender may determine.

             (d)        At any time following the occurrence and during the continuance of an Event of Default, Lender may notify the Borrower’s Account Debtors at any time that Receivables have been assigned to Lender and collect them directly in Lender’s own name but unless and until Lender does so or gives Borrower other instructions, Borrower shall make collection for Lender at Borrower’s sole cost and expense.  Borrower shall advise Lender promptly of any goods which are returned by Account Debtors or otherwise recovered involving an amount in excess of $75,000.00 and, unless instructed to deliver such goods to Lender, Borrower shall resell them for Lender and assign or deliver to Lender the resulting Receivables or other proceeds.  Borrower shall also advise Lender promptly of all disputes and claims by Account Debtors involving an amount in excess of $75,000.00 and settle or adjust them at no expense to Lender.  At any time after the occurrence and during the continuance of an Event of Default, Lender may at all times settle or adjust such disputes and claims directly with the Account Debtors for amounts and upon terms which Lender considers advisable.  If Lender so directs at any time after an Event of Default, no discount, credit or allowance shall be granted by Borrower to any Account Debtor and no return of goods shall be accepted by Borrower without Lender’s written consent.

8.          Warranty as to Collateral.  Borrower warrants that:

             (a)         all Receivables listed in Borrower’s financial statements or schedules will, when Borrower delivers such financial statements or the schedules to Lender, be bona fide existing obligations created by the sale and actual delivery of goods or the rendition of services to Account Debtors in the ordinary course of business, which Borrower then owns free of any Security Interest except for the Security Interest in favor of Lender created by this Agreement and which are then unconditionally owing to Borrower without defense, offset or counterclaim; and that all shipping or delivery receipts, invoice copies and other documents furnished to Lender in connection therewith will be genuine; and

             (b)        all Inventory and Equipment is and shall be owned by Borrower, free of any Security Interest except for the Security Interest of Lender created by this Agreement or Security Interests permitted by Paragraph 18(d).

Lender’s rights to and security interest in the Collateral will not be impaired by the ineligibility of any such Collateral for Advances and will continue to be effective until all Obligations chargeable to Borrower’s loan account have been fully satisfied.

             9.          Power of Attorney.  Borrower appoints Lender, or any other person whom Lender may from time to time designate, as Borrower’s attorney with power: (a) to endorse Borrower’s name on any checks, notes, acceptances, drafts or other forms of payment or security that may come into Lender’s possession; (b) to sign Borrower’s name on any invoice or bill of lading relating to any Receivables, on drafts against Account Debtors, on schedules and confirmatory assignments of Receivables, on notices of assignment, financing statements and amendments under the Commercial Code and other public records, on verifications of Receivable and on notices to Account Debtors; (c) to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender; (d) to receive, open and dispose of all mail addressed to Borrower; (e) to send requests for verification of  Receivables to Account Debtors; and (f) to do all things necessary to carry out this Agreement.  Borrower ratifies and approves all acts of the attorney taken within the scope of this power-of-attorney.  Neither Lender nor the attorney will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable so long as any Receivable in which Lender has a security interest or any Obligation remains unpaid.  Borrower waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which Borrower may otherwise be entitled.

             10.        Location of Collateral.  Borrower warrants that its chief executive office is at the address stated in the opening paragraph of this Agreement and that its books and records concerning Receivables are located there.  Borrower’s Inventory, Equipment and other goods are at the location or locations as designated on Schedule A annexed hereto.  Borrower shall immediately notify Lender if any additional locations for Collateral are subsequently established.  Borrower shall not change the location of its chief executive office, the place where it keeps its books and records, or the location of any Collateral (except for sales of Inventory or obsolete Equipment in the ordinary course of business) until Borrower has obtained the written consent of Lender and all necessary filings have been made and other actions taken to continue the perfection of Lender’s Security Interest in such new location.  Lender’s Security Interest attaches to all the Collateral wherever located, and the failure of Borrower to inform Lender of the location of any item or items of Collateral shall not impair Lender’s Security Interest therein.

             11.        Ownership and Protection of Collateral.  Borrower warrants, represents and covenants to Lender that the Collateral is now and, so long as Borrower is obligated to Lender, will be, owned by Borrower free and clear of all Security Interests except for the Security Interest in favor of Lender created by this Agreement and except the Security Interests, if any, permitted by Paragraph 18(d).  Borrower will not sell, lease or otherwise dispose of the Collateral, or attempt so to do (except for sales of Inventory or obsolete Equipment in the ordinary course of business) without the prior written consent of Lender and unless the proceeds of any such sale are paid to Lender for application on Borrower’s Obligations.  After the occurrence of a Default or an Event of Default, Lender will at all times have the right to take physical possession of any tangible Collateral and to maintain such possession on Borrower’s premises or to remove the same or any part thereof to such other places as Lender may wish.  If Lender exercises Lender’s right to take possession of such Collateral, Borrower shall on Lender’s demand, assemble the same and make it available to Lender at a place reasonably convenient to Lender.  Borrower shall at all times keep the Equipment constituting Collateral in good condition and repair.  All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any Security Interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by Borrower and if Borrower fails to promptly pay any thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower’s loan account therefor.  Borrower agrees to renew all insurance required by this Paragraph 11 or Paragraph 13 at least 30 days prior to its expiration.

             12.        Perfection of Security Interest.  Borrower agrees to execute such financing statements together with any and all other instruments or documents and take such other action, including delivery, as may be required to create, evidence, perfect and maintain Lender’s Security Interest in the Collateral and Borrower shall not in any manner do any act or omit to do any act which would in any manner impair or invalidate Lender’s Security Interest in the Collateral or the perfection thereof.

             13.        Insurance.  Borrower shall maintain insurance coverage on any Collateral including Receivables and other rights to payment with such companies, against such hazards, and in such amounts as may from time to time be acceptable to Lender and shall deliver such policies or copies thereof to Lender with satisfactory lender’s loss payable endorsements naming Lender.  Each policy of insurance shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of any anticipated cancellation of the policy for any reason and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower nor by the occupation of the premises wherein such Collateral is located for purposes more hazardous than are permitted by said policy.  Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (which may include, without limitation, public and product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as may from time to time be required by Lender.

             14.        Borrower’s Loan Account.  Lender may charge to Borrower’s loan account at any time the amounts of all Obligations (and interest, if any, thereon) owing by Borrower to Lender, including (without limitation) the Loans, debts, liabilities, obligations acquired by purchase, assignment or participation and all other obligations, whenever arising, whether absolute or contingent and whether due or to become due; also the amount of all costs and expenses and all attorneys’ fees and legal expenses incurred in connection with efforts made to enforce payment of such obligations, or to obtain payment of any Receivables, or the foreclosure of any Collateral or in the prosecution or defense of any actions or proceedings relating in any way to this Agreement whether or not suit is commenced, including reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment; and also the amounts of all unpaid taxes and the like, owing by Borrower to any governmental authority or required to be deposited by Borrower, which Lender pays or deposits for Borrower’s account.   All sums at any time standing to Borrower’s credit on Lender’s books and all of Borrower’s property at any time in Lender’s possession or upon or in which Lender has a Security Interest, may be held by Lender as security for all obligations which are chargeable to Borrower’s loan account.  Subject to the foregoing, Lender, at Borrower’s request, will remit to Borrower any net balance standing to Borrower’s credit on Lender’s books.  Lender will account to Borrower monthly and each monthly accounting will be fully binding on Borrower, unless, within thirty days thereafter, Borrower gives Lender specific written notice of exceptions.  All debit balances in Borrower’s loan account will bear interest as provided in Paragraph 5 of this Agreement. In any event, Borrower covenants to pay all Loans, debts, accounts and interest when due.

             15.        Participations. If any Person shall acquire a participation in any Loan made to Borrower hereunder, Borrower hereby grants to any such Person holding a participation, and such Person shall have and is hereby given a continuing Security Interest in any money, securities and other property of Borrower in the custody or possession of such Participant, including the right of set-off as fully as if such Participant had lent directly to Borrower the amount of such participation.

             16.        General Representations and Warranties.  To induce Lender to make Advances and the Term Loans hereunder,  Borrower makes the following representations and warranties, all of which shall survive the occurrence of the Closing Date, the making of the initial Advance and the Term Loans:

             (a)         Borrower is a corporation duly organized, existing, and in good standing under the laws of the State of Minnesota, has power to own its property and to carry on its business as now conducted, and is duly qualified to do business in all states in which the nature of its business requires such qualification.

             (b)        The execution and delivery of this Agreement and the other Loan Documents and the performance by Borrower of its obligations hereunder and thereunder do not and will not conflict with any provision of law, or of the charter or bylaws of Borrower, or of any agreement binding upon Borrower.

             (c)         The execution and delivery of this Agreement and the other Loan Documents have been duly authorized by all necessary official action by the Board of Directors and shareholders of Borrower; and this Agreement and the other Loan Documents have in fact been duly executed and delivered by Borrower and constitute its lawful and binding obligations, legally enforceable against it in accordance with their respective terms.

             (d)        Except as set forth on Schedule H attached hereto, there is no action, suit or proceeding at law or equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against Borrower or the property of Borrower which, if determined adversely, would be a Material Adverse Occurrence or would affect the ability of Borrower to perform its obligations under the Loan Documents; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where the effect of such default would be a Material Adverse Occurrence.

             (e)         The authorization, execution and delivery of this Agreement, and the payment of the Loans and interest thereon, is not, and will not be, subject to the jurisdiction, approval or consent of any federal, state or local regulatory body or administrative agency.

             (f)         Except as set forth on Schedule B attached hereto, all of the assets of Borrower are free and clear of Security Interests.

             (g)        Borrower has filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and Borrower has paid all taxes shown on such returns and all assessments which are due.  Borrower has made all required withholding deposits.  No federal income tax returns of Borrower have been examined and approved or adjusted by the applicable taxing authorities or closed by applicable statutes for any prior  fiscal year. Borrower does not have knowledge of any objections to or claims for additional taxes by federal, state or local taxing authorities for subsequent years which would be a Material Adverse Occurrence.

             (h)        Borrower has furnished to Lender the  financial statements described on Schedule C attached hereto.  These statements were prepared in accordance with GAAP and present fairly the financial condition of Borrower and its consolidated Subsidiaries.  There has been no material adverse change in the condition of Borrower, financial or otherwise, since the date of the most recent of such financial statements.

             (i)          The value of the assets and properties of Borrower at a fair valuation and at their then present fair salable value is and, after giving effect to any pending Advance and the application of the amount advanced, will be materially greater than its total liabilities, including Contingent Obligations, and Borrower has (and has no reason to believe that it will not have) capital sufficient to pay its liabilities, including Contingent Obligations, as they become due.

             (j)          Borrower is in compliance with all requirements of law relating to pollution control and environmental regulations in the respective jurisdictions where Borrower is presently doing business or conducting operations except where the failure to comply does not constitute a Material Adverse Occurrence.

             (k)         All amounts obtained pursuant to Advances will be used for Borrower’s working capital purposes or to fund Borrower’s capital expenditures.  The Term Loan A proceeds will be used solely to partially finance the Project Costs. The Term Loan B proceeds will be used to finance certain of the Capital Expenditures made by Borrower during its 2000 fiscal year. No part of any Loan shall be used at any time by Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock.  No part of the proceeds of any Loan will be used by Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

             (l)          Except for the trademarks, patents, copyrights and franchise rights listed on Schedule D attached hereto, Borrower is not the owner of any patent, trademark, copyright or franchise rights.  Borrower is not an “investment company”, or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  The making of the Loan, the application of the proceeds and repayment thereof by Borrower and the performance of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

             (m)        (i) Each Plan is in compliance in all material respects with all applicable provisions of ERISA and the Code; (ii) the aggregate present value of all accrued vested benefits under all Plans (calculated on the basis of the actuarial assumptions specified in the most recent actuarial valuation for such Plans) did not exceed as of the date of the most recent actuarial valuation for such Plans the fair market value of the assets of such Plans allocable to such benefits; (iii) Borrower is not aware of any information since the date of such valuations which would materially affect the information contained therein; (iv) no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred an accumulated funding deficiency, as that term is defined in Section 302 of ERISA or Section 412 of the Code (whether or not waived); (v) no liability to the PBGC (other than required premiums which have become due and payable, all of which have been paid) has been incurred with respect to any Plan, and there has not been any Reportable Event which presents a material risk of termination of any Plan by the PBGC; and (vi) Borrower has not engaged in a transaction which would subject it to tax, penalty or liability for prohibited transactions imposed by ERISA or the Code.  Borrower does not contribute to any Multiemployer Plan.

             (n)        Bruce Hendry directly or indirectly controls the number of shares and classes of the capital stock of Borrower and partnership interests in MBLP set forth on Schedule E attached hereto and except as set forth on said Schedule E, no other Person directly or indirectly controls 5% or more of any class of the Borrower’s capital stock.  Borrower has not: (i) issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law; or (ii) violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case where the effect of such violation would be a Material Adverse Occurrence.  No proceeds of the Advances will be used to acquire any security in any transaction which is subject to Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

             (o)        Except as set forth on Schedule F attached hereto, Borrower does not have any Contingent Obligations.

             (p)        All factual information heretofore or herewith furnished by or on behalf of Borrower to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and no such information contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

             (q)        Each representation and warranty shall be deemed to be restated and reaffirmed to Lender on and as of the date of the making of each Advance and each disbursement of any Term Loan proceeds under this Agreement except that any reference to the financial statements referred to in Paragraph 16(h) shall be deemed to refer to the financial statements then most recently delivered to Lender pursuant to Paragraphs 17(a)(i) and (ii).

             (r)         The un-advanced balance  of  the Term Loan A Commitment equals or exceeds the  total of all remaining unpaid Project Costs.

17.        Affirmative Covenants.  Borrower agrees that it will do all of the following:

(a)         Furnish to Lender in form satisfactory to Lender:

             (i)          Within 90 days after the end of each fiscal year of Borrower, a complete audited financial report prepared and certified without qualification or explanatory language by Independent Public Accountants; together with a copy of the management letter or memorandum, if any, delivered by such Independent Public Accountants to Borrower and Borrower’s response thereto.  If Borrower shall fail to supply the report within such time limit, Lender shall have the right (but not the duty) to employ certified public accountants acceptable to Lender to prepare such report at Borrower’s expense.

             (ii)         Within 20 days after the end of each month, a balance sheet and operating figures as to that month and year-to date prepared in accordance with GAAP on a Consolidated and consolidating basis for Borrower and any Consolidated Subsidiaries of Borrower and certified as correct by the Borrower’s chief financial officer or treasurer but subject to adjustments as to inventories or other items to which an officer of Borrower directs attention in writing.

             (iii)        With the financial statements described in Paragraph 17(a)(i) and (ii), a compliance certificate in the form attached as Exhibit D (a “Compliance Certificate”) certified as true and accurate by the Borrower’s chief financial officer or treasurer.

             (iv)       By no later than 12:00 noon on Tuesday of each week, a Borrowing Base Certificate in the form attached as Exhibit E (a “Borrowing Base Certificate”) showing the relevant information for the Borrower as of the end of  business on the last Business Day of the preceding week, each Borrowing Base Certificate shall be accompanied by such  supporting reports such as, but not limited to, any Receivables aging, inventory certificate and sales reports and collection  reports  required by the Lender and the Borrowing Base Certificate and such supporting reports shall be in form and content acceptable to the Lender and certified as accurate by the Borrower’s chief financial officer or treasurer.

             (v)        Within 15 days after the end of each month, (A) a detailed aging of all  Receivables by invoice, including, without limitation, a reconciliation to the aging report delivered to the Lender for the preceding month, (b) a certification of ineligible Accounts Receivable, (c) an aging of all accounts payable as of the end of the preceding month, and (d) a reconciliation of Receivables to the Borrower’s general ledger and Lender’s records, each in form and content acceptable to the Lender.

             (vi)       Within 15 days after the end of each month, an Inventory certification report for all Inventory locations in form and content acceptable to Lender  and certified as true and accurate by  the Borrower’s chief financial officer or treasurer.

             (vii)      By no later than April 30, of each year, projections for Borrower’s then current fiscal year consisting of projected month–end balance sheets and month–end and year–to–date statements of earnings and cash flows, all in a form acceptable to Lender and certified by  Borrower’s chief financial officer or treasurer as having been prepared in good faith and representing the most probable course of   Borrower’s business during such fiscal year.

             (viii)     Immediately upon and in any event within five (5) days after any officer of Borrower becomes aware of any Default or Event of Default, a notice describing the nature thereof and what action  Borrower proposes to take with respect thereto

             (ix)        As soon as available and in event within ten (10) days after the filing thereof, a copy of each report filed with the Securities and Exchange Commission.

             (x)         Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of and notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

             (xi)        From time to time, at Lender’s  request, any and all other material, reports, information, or figures required by Lender.

             (b)        Permit Lender and its representatives access to, and the right to make copies of, the books, records, and properties of Borrower at all reasonable times and reimburse the Lender for all examination fees and expenses incurred in connection with such examinations at its then current rate for such services (currently $70.00 per hour or portion thereof) and for its out-of-pocket expenses incurred in connection therewith;  provided, however that  so long as no Default or Event of Default has occurred and is continuing, Borrower’s obligations to pay for such inspections and/or audits shall not exceed $2,500.00  per calendar year plus its out-of-pocket expenses incurred in connection therewith with the initial survey fees not counting against the annual cap in the first calendar year; and permit Lender and its representatives to discuss Borrower’s financial matters with officers of Borrower and with its independent certified public accountant (and, by this provision, Borrower authorizes its independent certified public accountant to participate in such discussions).

             (c)         Pay when due all taxes, assessments, and other liabilities against it or its properties except those which are being contested in good faith so long as the Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP.

             (d)        Promptly notify Lender in writing of any substantial change in present management of Borrower.

             (e)         Pay when due all amounts necessary to fund in accordance with its terms any Plan.

             (f)         Comply in all material respects with all laws, acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower’s business operation or Collateral or any part thereof; provided, however, that Borrower may contest any such law, act, rule, regulation or order in good faith by appropriate proceedings so long as (i) Borrower first notifies Lender of such contest, and (ii) such contest does not, in Lender’s sole discretion, adversely affect Lender’s right or priority in the Collateral or impair Borrower’s ability to pay the Obligations when due.

             (g)        Promptly notify Lender in writing of: (x) any litigation which: (i) involves an amount in dispute in excess of $25,000.00; (ii) relates to the matters which are the subject of this Agreement; or (iii) if determined adversely to Borrower would be a Material Adverse Occurrence; and (y) any adverse development in any litigation described in clause (x).

             (h)        Maintain all of Borrower’s primary operating accounts at Bremer Bank, National Association.

             (i)          Maintain, at each Measurement Date commencing with the Measurement Date occurring on March 31, 2002, the Borrower’s Current Ratio at not less than 1.05 to 1.0.

             (j)          Maintain, at each Measurement Date, the Borrower’s Interest Coverage  Ratio at not less than 2.0 to 1.0.

             (k)         Maintain, at each Measurement Date, the Borrower’s Capital Base at not less than: (i) $3,500,000.00  during the Borrower’s 2001 fiscal year; or (ii) during any fiscal year thereafter, the greater of: (1) the Borrower’s Capital Base at the beginning of the immediately preceding fiscal year; or (2) the sum of: (i) the preceding fiscal year’s Capital Base  requirement calculated in accordance with this Paragraph 17(k); plus (ii) 50% of the Borrower’s Net Income (but without any deductions for losses) during such preceding fiscal year.

             (l)          Maintain, at each Measurement Date, the Borrower’s Fixed Charge Coverage Ratio at not less than 1.25 to 1.0.

             (m)        Maintain, at each Measurement Date, the Borrower’s Leverage Ratio  at not more than 4.0 to 1.0.

             (n)        At all times, keep Lender advised of the name of each vendor,  contractor or sub-contractor for the Project and of the type of work, material or services and the dollar amount covered by their respective contracts with Borrower or any of Borrower’s other vendors, contractors or subcontractors.  If requested by  Lender, Borrower shall also furnish to the Lender a copy of each contract with each of the vendors, contractors or sub–contractors.

             (o)        Expeditiously complete the Project  in a good and workmanlike manner in accordance with the Borrower’s requirements and the contracts and  subcontracts therefor, in compliance with all applicable governmental requirements, so that Completion of the Project occurs on or before the Completion Deadline.  Borrower shall correct or cause to be corrected any departure in the construction of the Project from  the Borrower’s requirements and the contracts and  subcontracts therefor or from governmental requirements.

             (p)        Deliver to Lender revised actual and estimated Project Costs showing changes in or variations from the  Project Costs set forth on the Approved Project Budget as then most recently revised with any prior written consent of Lender as soon as such changes or variations  are known to Borrower.  At Lender’s request,  Borrower shall furnish  Lender with copies of all changes or modifications in the contracts or subcontracts for the Project, prior to incorporation of any such change or modification into the Project, whether or not  Lender’s consent to such change or modification is required.  Borrower shall not make or consent to any change or modification in the contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Lender, if such change or modification affects any of the Equipment shown on Part II of Schedule J.

             (q)        Upon Completion of the Project, and prior to the final disbursement of the Term Loan A proceeds to pay for Project Costs, and as a condition of the same, furnish the Lender with all items required to evidence Completion.

             (r)         So long as Term Loan A is outstanding, either cause  the bank issuing the Project Letter of Credit to extend the expiration date thereof for at least a succeeding one year period within 60 days prior to the then current expiration date thereof or deliver a replacement Project Letter of Credit not later than 10 Business Days prior to the end of  such 60 day period; provided, however, that Borrower’s failure to do so shall not be deemed to be an Event of Default hereunder if the relevant  issuing bank timely honors Lender’s draw on the Project Letter of Credit resulting from Borrower’s failure to comply with this Paragraph 17(r) and the proceeds of such draw are applied to prepay the corresponding outstanding principal amount of Term Loan A. The Lender agrees to make a draw on the Project Letter of Credit for the full amount thereof or, if less,  the outstanding principal amount and accrued unpaid interest on Term Loan A.  The Borrower specifically authorizes the Lender to apply the proceeds of such draw to such prepayment and amounts so prepaid shall be applied to installments due on the Term Note A in the inverse order of their maturities.

             18.        Negative Covenants.  Borrower agrees that it will not do any of the following, without first obtaining Lender’s prior written consent:

             (a)         Expend or contract to expend for fixed assets in any fiscal year of Borrower an aggregate amount in excess of $750,000.00 (exclusive of Project Costs) whether by way of purchase, lease or otherwise, and whether payable currently or in the future.

             (b)        Purchase or redeem  any shares of Borrower’s capital stock; or declare or pay any dividends (other than dividends payable in capital stock); or make any distribution to stockholders of any assets of Borrower.

             (c)         Incur or permit to exist any interest-bearing indebtedness, secured or unsecured, including without limitation, indebtedness for money borrowed or capitalized leases, except (i) borrowings under this Agreement; (ii) borrowings, if any, which are existing on the date of this Agreement and which are disclosed on Schedule G attached hereto; or (iii) indebtedness, not exceeding $750,000.00 at any one time in the aggregate outstanding incurred to acquire fixed assets but only to the extent that such fixed asset acquisition is permitted by Paragraph 18(a) and does not comprise a Project Cost.

             (d)        Create or permit to exist any Security Interest on any Collateral now owned or hereafter acquired except: (i) those created in Lender’s favor and held by Lender; (ii) liens of current taxes not delinquent or taxes which are being contested in good faith for which an adequate reserve has been established; (iii) purchase money security interests securing indebtedness permitted by Paragraph 18(c)(iii); provided, however, that such Security Interest extends only to the fixed assets acquired with the proceeds of such indebtedness and secures only such indebtedness; and (iv) Security Interests disclosed on Schedule B attached hereto, securing only debt outstanding on the date of this Agreement and disclosed on Schedule G.

             (e)         Effect any recapitalization; or be a party to any merger or consolidation; or sell, transfer, convey or lease all or any substantial part of its property; or sell or assign (except to Lender), with or without recourse, any Receivables or General Intangibles.

             (f)         Enter into a new business or purchase or otherwise acquire any business enterprise or any substantial assets of any person or entity; or make any loans to any person or entity except for loans and advances to officers for expenses to be incurred in the ordinary course of business so long as the aggregate outstanding principal amount thereof does not exceed the amount permitted by Paragraph 18(g) at any time; or purchase any shares of stock of, or similar investment in, any entity.

             (g)        Permit  more than $10,000.00 to be owing at any one time to Borrower by all of Borrower’s employees, officers, directors, or shareholders, or members of their families, as a result of any borrowings, purchases, travel advances or other transactions or events.

             (h)        Become a guarantor or surety or pledge its credit or its assets on any undertaking of another except for that certain guaranty dated as of March 29, 1999, made by the Borrower in favor of Stearns Bank National Association to guarantee the payment of the obligations of Gopher  so long as: (i) the aggregate outstanding principal amount of the guarantied indebtedness does not exceed $16,300,000.00 at any time; and/or (ii) such guaranty is not amended, modified or supplemented subsequent to the date of this Agreement to impose any greater financial burden on the Borrower than exists on the date of this Agreement.

             (i)          In any fiscal year pay excessive or unreasonable salaries, bonuses, fees, commissions, fringe benefits or other forms of compensation (such salaries, bonuses, fees, commissions, fringe benefits or other forms of compensation being “Compensation”) to any of its officers or directors; or, if any Default or Event of Default has occurred and is continuing, increase the Compensation of any officers or directors.

             (j)          Make any substantial change in present management or policy or in its present business or enter into a new business.

             (k)         Enter into any agreement providing for the leasing by Borrower of property which has been or is to be sold or transferred by Borrower to the lessor thereof, or which is substantially similar in purpose to the property so sold or transferred.

             (l)          Change its terms of trade with respect to the due date of any Receivable.

             (m)        Change its fiscal year.

             (n)        (i) Permit or suffer any Plan maintained for employees of Borrower or any commonly controlled entity to engage in any transaction which results in a liability of Borrower under Section 409 or 502(i) of ERISA or Section 4975 of the Code; (ii) permit or suffer any such Plan to incur any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived; (iii) terminate, or suffer to be terminated, any Plan covered by Title IV of ERISA maintained by Borrower or any commonly controlled entity or permit or suffer to exist a condition under which PBGC may terminate any such Plan; or (iv) permit to exist the occurrence of any Reportable Event (as defined in Title IV of ERISA) which represents termination by the PBGC of any Plan.

             (o)        Either: (i) Enter into any transaction with any Affiliate of Borrower upon terms and conditions less favorable to Borrower than the terms and conditions which would apply in a similar transaction with an unrelated third party; or (ii) amend, modify or supplement any provision of, or waive any other party’s compliance with any of the terms of, the Facilities and Services Sharing Agreement dated as of March 29, 1999, between the Borrower and Gopher or of the Lease dated as of March 29, 1999, between Gopher, as landlord,  and the Borrower, as tenant, covering the Borrower’s premises at 882 West Seventh Street, St. Paul, MN, which: (A) requires the Borrower to pay any additional consideration under such agreement or otherwise imposes any financial obligation or burden on the Borrower; (B) could result in an Adverse Event; or (C) is materially adverse to the rights and benefits of the Lender under the Loan Documents.

             (p)        Enter into, or permit to exist,  any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which  would (i) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lender any Security Interest on any assets or properties of the Borrower,  (ii) require the Borrower to grant a Security Interest to any other Person if the Borrower grants any Security Interest to the Lender (iii) be violated or breached by Borrower under any Loan Document or by the performance by Borrower of its obligations under any Loan Document.

             (q)        (i) Make any payment of, or purchase, redeem, or acquire, any Subordinated Debt except as permitted by the Subordination Agreement pertaining to such Subordinated Debt; (ii) give security for all or any part of any Subordinated Debt; (iii) take or omit to take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations  might be terminated, impaired or adversely affected; (iv) settle, compromise, discharge or otherwise reduce the outstanding principal amount of any Subordinated Debt or exercise any right to convert the Subordinated Debt to equity except for payments made on such Subordinated Debt in accordance with the Subordination Agreement pertaining thereto; or (v) omit to give the Lender prompt written notice of any default or event which, with the giving of notice or lapse of time, would constitute a default under any other agreement or instrument relating to any Subordinated Debt.

             19.        Availability of Collateral.  Lender may from time to time, for its convenience, segregate or apportion the Collateral for purposes of determining the amounts and maximum amounts of Loans which may be made hereunder.  Nevertheless, Lender’s security interest in all such Collateral, and any other collateral rights, interests and properties which may now or hereafter be available to Lender, shall secure and may be applied to the payment of any and all loans, Advances, and other Obligations secured by Lender’s Security Interest, in any order or manner of application and without regard to the method by which Lender determines to make Advances hereunder.

             20.        Default and Remedies.  It shall be an Event of Default under this Agreement if:

             (a)         Borrower fails to make any payment required under this Agreement or any present or future supplements hereto or under any other agreement between Borrower and Lender when due, or if payable upon demand, upon demand; or

             (b)        Borrower fails to perform or observe any covenant, condition or agreement contained in this Agreement or any Loan Document on its part to be performed (other than those failures covered by other subparagraphs of this Paragraph) and such default shall continue for a period of 30 days after whichever of the following dates is the earliest:  (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Paragraph 17(a)(viii);or (iii) the date the Lender gives notice of such failure to the Borrower; or

             (c)         Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in a material respect  when made; or

             (d)        A proceeding seeking an order for relief under the Bankruptcy Code is commenced by or against Borrower; or

             (e)         Borrower becomes insolvent or generally fails to pay, or admit in writing its  inability to pay, its debts as they become due; or

             (f)         Borrower applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for it or for any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of Borrower’s property; or

             (g)        Any other reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of Borrower; or

             (h)        Borrower takes any action to authorize, or in furtherance of, any of the events described in the foregoing clauses (d) through (g); or

             (i)          Any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance) is issued or levied against Borrower or any of its assets in excess of an aggregate amount of $50,000.00 for any or all of such judgments, writs, warrants, executions or similar process and is not released, vacated or fully bonded prior to any sale and in any event within 90 days after its issue or levy; or

             (j)          Borrower shall fail to comply with Paragraph 13, any of Paragraphs 17(a),  (c),  (i), (j) or  (k) through (r) (both inclusive) or any of Paragraphs 18(a) through (q) (both inclusive); or

             (k)         The maturity of any indebtedness of the Borrower (other than indebtedness under this Agreement or the other Loan Documents) shall be accelerated, or Borrower shall fail to pay any such indebtedness when due or, in the case of such indebtedness payable on demand; or

             (l)          Any Change of Control shall occur except that if the Change of Control occurs under subsection (b) of the definition of “Change of Control”, then no Event of Default under this Paragraph 20(l)shall be deemed to have occurred if, within 60 days after the occurrence of such Change of Control,  Borrower appoints a successor thereto acceptable to Lender, in its sole discretion, or: (ii) if an acceptable successor is not timely appointed, Borrower pays all Obligations in full and terminates this Agreement within 120 days after the occurrence of such Change of Control; provided, however, that such Change of Control shall constitute a Default during such 120 day period; or

             (m)        Any Key Officer fails to perform or observe any covenant, condition or agreement contained in his  Support  Agreement  on his part to be performed; or

             (n)        Any Material Adverse Occurrence shall occur; or

             (o)        Work on the Project shall be substantially abandoned, or shall by reason of Borrower’s fault, be unreasonably delayed or discontinued for a period of ten (10) days, or construction shall be delayed for any reason whatsoever to the extent that  the Project cannot, in the reasonable judgment of the Lender, be accomplished prior to the Completion Deadline; or

             (p)        Lender determines that the remaining un-advanced balance of the Term Loan Commitment  is insufficient to fully pay all of the then unpaid Project Costs  and Borrower  fails to deposit with the Lender, within five (5) Business Days after demand, sufficient funds to cover such deficiency.

Upon the occurrence of any Event of Default described in Paragraphs 20(d), (e), (f), (g) or (h), all Obligations shall be and become immediately due and payable without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived) and Borrower’s ability to obtain any additional Advance or any additional proceeds of any Term Loan under this Agreement shall be immediately and automatically terminated.  Upon the occurrence of any other Event of Default, Lender, without notice to Borrower, may terminate Borrower’s ability to obtain any additional Advance or  any additional proceeds of any Term Loan under this Agreement and may declare all or any portion of the Obligations to be due and payable, without notice, presentment, protest or demand or dishonor of any kind (all of which are hereby waived), whereupon the full unpaid amount of the obligations which shall be so declared due and payable shall be and become immediately due and payable.  Upon the occurrence of an Event of Default, Lender shall have all the rights and remedies of a secured party under the Commercial Code and may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender, and Lender shall have the right to take immediate possession of the Collateral and may enter any of the premises of Borrower or wherever the Collateral is located with or without process of law and to keep and store the same on said premises until sold (and if said premises be the property of Borrower, Borrower agrees not to charge Lender or a purchaser from Lender for storage thereof for a period of at least 90 days). Upon the occurrence of an Event of Default, Lender, without further demand, at any time or times, may sell and deliver any or all of the Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at its sole discretion.  Any requirement under the Commercial Code or other applicable law of reasonable notice will be met if such notice is mailed to Borrower at its address set forth in the opening paragraph of this Agreement at least ten (10) days before the date of sale.  Lender may be the purchaser at any such sale, if it is public.  The proceeds of sale will be applied first to all expenses of retaking, holding, preparing for sale, selling and the like, including attorneys’ fees and legal expenses (whether or not suit is commenced) including, without limitation, reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment and second to the payment (in whatever order Lender elects) of all other obligations chargeable to Borrower’s loan account hereunder.  Subject to the provisions of the Commercial Code, Lender will return any excess to Borrower and Borrower shall remain liable to Lender for any deficiency.  Borrower agrees to give Lender immediate notice of the existence of any Default or Event of Default.

             21.        Conditions Precedent to Closing Date.  The occurrence of the Closing Date and the obligation of Lender to make the initial Advance or any Term Loan is subject to the condition precedent that Lender shall have received on or before the Closing Date or the date of the initial Advance or any Term Loan copies of all of the following, unless waived by Lender:

             (a)         A favorable opinion of counsel to Borrower in form and substance satisfactory to Lender;

             (b)        UCC-1 Financing Statements in a form acceptable to Lender appropriately completed and duly executed by Borrower;

             (c)         Recent UCC searches from the filing offices in all states required by Lender which reflect that no other Person holds a Security Interest in any Collateral of Borrower, except for Security Interests permitted by Paragraph 18(d);

             (d)        The Notes, in form and substance satisfactory to Lender, appropriately completed and duly executed by the Borrower;

             (e)         A certified copy of all documents evidencing any necessary consent or governmental approvals (if any) with respect to the Loan Documents or any other documents provided for in this Agreement;

             (f)         A certificate by the Secretary or any Assistant Secretary of Borrower certifying as to: (i) attached resolutions of Borrower’s Board of Directors authorizing or ratifying the execution, delivery and performance of the Loan Documents to which Borrower is a party and any other documents provided for by this Agreement, (ii) the names of the officers of Borrower authorized to sign the Loan Documents together with a sample of the true signature of such officers, and (iii) attached bylaws of Borrower;

             (g)        A copy of Borrower’s articles of incorporation certified by the Secretary of State;

             (h)        Certificates of Good Standing for Borrower issued by its state of incorporation and by those states requested by Lender;

             (i)          Evidence of insurance for all insurance required by the Loan Documents;

             (j)          An officer certificate, in form and substance satisfactory to Lender, executed by the President of Borrower;

             (k)         A Restricted Access Lockbox; Collateral Account and Disbursement Account Agreement, substantially in the form provided by the Lender, appropriately completed and duly executed by Borrower and the bank party thereto;

             (l)          Such landlord lien waivers and mortgage consents as Lender, in its sole discretion, may require, in form and substance satisfactory to Lender in its sole discretion, appropriately completed and duly executed;

             (m)        An Acknowledgment and Agreement in the form provided by the Lender appropriately completed and duly executed by Key Officer who has executed and delivered a Support Agreement;

             (n)        An Acknowledgment and Agreement in the form provided by the Lender appropriately completed and duly executed by each holder of Subordinated Debt including, without limitation,  MBLP and Stearns Bank National Association;

             (o)        An Acknowledgment and Agreement in the form provided by the Lender appropriately completed and duly executed by Stearns Bank National Association, as the party to an  Intercreditor Agreement dated as of the date of the Original Agreement;

             (p)        An origination fee of $50,000.00  in immediately available funds; and

(q)        Such other approvals, opinions or documents as Lender may require.

             22.        Conditions Precedent to All Advances; Etc.  The occurrence of the Closing Date and the obligation of Lender to make any Advance (including the initial Advance) or to disburse any proceeds of any Term Loan shall be subject to the satisfaction of each of the following conditions, unless waived in writing by Lender:

             (a)         the representations and warranties of Borrower set forth in this Agreement are true and correct on the date of such credit extension (and after giving effect to these then being made); and

             (b)        No Default, no Event of Default and no Material Adverse Occurrence shall then have occurred and be continuing on the date of such credit extension or result therefrom.

             22B.      Additional Conditions Precedent to Term Loan A.  The obligation of Lender to disburse any proceeds of the Term Loan A is subject to the condition precedent that Lender shall have received on or before the date of initial disbursement of the Term Loan A, copies of all of the following, unless waived by Lender:

             (a)         The Approved Project Budget;

             (b)        The Project Letter of Credit but only if, after giving effect to the disbursement of proceeds of Term Loan A, the aggregate principal amount of all such disbursements would exceed the Term Loan A Commitment excluding the amount thereof attributable to the Project Letter of Credit;

             (c)         Copies of all building permits required to complete construction of the Project or evidence satisfactory to Lender  that such permits will be obtained;

             (d)        The Lender shall have obtained a participant  in the Term Loan A  for not less than $2,000,000.00 but only if, after giving effect to the disbursement of proceeds of Term Loan A, the aggregate principal amount of all such disbursements would exceed the Term Loan A Commitment excluding the amount thereof attributable to the Project Letter of Credit; and

(e)         Such other approvals, opinions or documents as Lender may require.

             23.        Termination.  Subject to automatic termination of Borrower’s ability to obtain additional Advances or additional disbursements of any Term Loan proceeds  under this Agreement upon the occurrence of any Event of Default specified in Paragraphs 20(d), (e), (f), (g) or (h) and to Lender’s right to terminate Borrower’s ability to obtain additional Advances or additional disbursement of any Term Loan proceeds under this Agreement upon the occurrence of any other Event of Default, this Agreement shall have a term ending on the Revolving Credit Termination Date.  Lender’s rights with respect to outstanding Obligations owing on or prior to the Revolving Credit Termination Date will not be affected by termination and all of said rights including (without limitation) Lender’s Security Interest in the Collateral existing on such Revolving Credit Termination Date or acquired by Borrower thereafter.

             24.        Grant of License to Use Patents and Trademarks Collateral.  For the purpose of enabling Lender to exercise rights and remedies under this Agreement, Borrower hereby grants to Lender an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, license or sublicense any patent or trademark now owned or hereafter acquired by Borrower and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

25.        Miscellaneous.

             (a)         The performance or observance of any affirmative or negative covenant or other provision of this Agreement and any supplement hereto may be waived by Lender in a writing signed by Lender but not otherwise.  No delay on the part of Lender in the exercise of any remedy, power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any remedy, power or right preclude other or further exercise thereof or the exercise of any other remedy, power or right.  Each of the rights and remedies of Lender under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have hereunder or as allowed by law.

             (b)        Any notice, demand or consent authorized by this Agreement to be given to Borrower shall be deemed to be given when transmitted by telex or telecopier or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier service, in each case addressed to Borrower at its address shown in the opening paragraph of this Agreement, or at such other address as Borrower may, by written notice received by Lender, designate as Borrower’s address for purposes of notice hereunder.  Any notice or request authorized by this Agreement to be given to Lender shall be deemed to be given when transmitted by telex or telecopier or personally delivered, or three days after being deposited in the U.S. mail, postage prepaid, or one day after delivery to Federal Express or other overnight courier, in each case addressed to Lender at its address shown in the opening paragraph of this Agreement, or at such other address as Lender may, by written notice received by Borrower, designate as Lender’s address for purposes of notice hereunder; provided, however, that any notice to Lender given pursuant to Paragraph 4A(b), 4B(b) or 4C(b)  shall not be deemed given until received.

             (c)         This Agreement, including exhibits and schedules and other agreements referred to herein, is the entire agreement between the parties supersedes and rescinds all prior agreements relating to the subject matter herein, cannot be changed, terminated or amended orally, and shall be deemed effective as of the date it is accepted by Lender.

             (d)        Borrower agrees to pay and will reimburse Lender on demand for all out-of-pocket expenses incurred by Lender arising out of this transaction including without limitation filing and recording fees and attorneys’ fees and legal expenses (whether or not suit is commenced) incurred in the protection and perfection of Lender’s security interest in the Collateral, in the enforcement of any of the provisions of this Agreement or of Lender’s rights and remedies hereunder and against the Collateral, in the defense of any claim or claims made or threatened against Lender arising out of this transaction or otherwise, including, without limitation, in each instance, all reasonable attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment.  Lender is authorized to deduct any such expenses from any amount due Borrower and/or to add such expenses to Borrower’s loan account hereunder.

             (e)         Borrower hereby agrees to indemnify, exonerate and hold Lender and its officers, directors, employees and agents (the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith including, without limitation, reasonable attorneys’ fees and disbursements (the ‘Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

             (1)         any transaction financed or to be financed in whole or in part directly or indirectly with proceeds of any Credit extension hereunder, or

             (2)         the execution, delivery, performance or enforcement of this Agreement or any document executed pursuant hereto by any of the Indemnified Parties, except for any such Indemnified Liabilities arising on account of any Indemnified Party’s gross negligence or willful misconduct.

If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The provisions of this Paragraph shall survive termination of this Agreement.

             (f)         This Agreement is made under and shall be governed by and interpreted in accordance with the internal laws of the State of Minnesota, except to the extent that the perfection of the Security Interest hereunder, or the enforcement of any remedies hereunder with respect to any particular Collateral, shall be governed by the laws of a jurisdiction other than the State of Minnesota.  Captions herein are for convenience only and shall not be deemed part of this Agreement.

             (g)        This Agreement shall be binding upon Borrower and Lender and their respective successors, assigns, heirs, and personal representatives and shall inure to the benefit of Borrower, Lender and the successors and assigns of Lender, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender, and any assignment or transfer in violation of this provision shall be null and void.  In connection with the actual or prospective sale by Lender of any interest or participation in the obligations, Borrower authorizes Lender to furnish any information in its possession, however acquired, concerning Borrower or any of its Affiliates to any person or entity.

             (h)        Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court sitting  in Minneapolis or St. Paul, Minnesota, over any action or proceeding arising out of or relating to the Agreement, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota State or Federal court.  Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing by United States certified mail, return receipt requested, of copies of such process to Borrower’s address stated in the preamble hereto.  Borrower agrees that judgment final by appeal, or expiration of time to appeal without an appeal being taken, in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Paragraph shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.  Borrower agrees that, if it brings any action or proceeding arising out of or relating to this Agreement, it shall bring such action or proceeding in Hennepin County or Ramsey County, Minnesota.

             (i)          Limitation of Liability.  Neither the Lender nor any affiliate of the Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue upon, any claim for any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to, this Agreement, any Note or any other Loan Document, or the transactions contemplated and the relationship established hereby or thereby, or any act, omission or event occurring in connection herewith or therewith.

             (j)          Effect on Original Agreement. On the Closing Date, the Original Agreement shall be completely amended and restated by this Agreement, and each reference to the “Credit Agreement,” “Loan Agreement,”“therein,” “thereof,” “thereby,” or words of like import referring to the Original Agreement in any Loan Document shall mean and be a reference to the Original Agreement as amended and restated by this Agreement and the $3,032,243.43 aggregate principal balance of the “Advances” made thereunder which are outstanding on the Closing Date shall be deemed to be Advances made hereunder.

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             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LENDER:

BREMER BUSINESS FINANCE CORPORATION

By

Its

BORROWER:

MBC HOLDING COMPANY

By

Its